Exhibit 10.28

PRIVATEBANCORP, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT (“RSU”) AWARD AGREEMENT (“Agreement”) is entered into as of the date set forth in the RSU Award Certificate (as defined in Section 1) by and between PrivateBancorp, Inc., a Delaware corporation (the “Company”), and the Grantee identified on the RSU Award Certificate (“Grantee”). Except as otherwise indicated or defined herein, all words with initial capitals shall have the same meaning as ascribed to them in the PrivateBancorp, Inc. 2011 Amended and Restated Incentive Compensation Plan (the “Plan”). Grantee acknowledges receipt of a copy of the Plan.
WHEREAS, the Company desires to grant to Grantee the right to receive in the future a certain number of shares of Common Stock, subject to the restrictions, and on the terms and conditions, set forth in the Plan and this Agreement;
NOW, THEREFORE, the Company and Grantee agree as follows:
1.Grant of Award; Form of Award.
Subject to Grantee’s execution and delivery of the related RSU Award Certificate attached hereto or otherwise delivered or made available to Grantee in electronic form (the “RSU Award Certificate”) and any documents described therein, and subject to the terms and conditions of the Plan (the terms and provisions of which are incorporated herein and expressly made a part hereof), the Company hereby grants to Grantee the right to receive in the future the aggregate number of shares of Common Stock of the Company set forth on the RSU Award Certificate, subject to the restrictions and on the terms and conditions set forth herein, in the RSU Award Certificate and in the Plan (the “Award”), and subject to any adjustment as provided in the Plan and Section 12 hereof. The Award hereunder shall be deemed an award of Restricted Stock Units (“Units”). When payable, as set forth in Section 4 of this Agreement, each Unit will be converted into and paid in one share of Common Stock, except as otherwise provided pursuant to Section 12 hereof. In the discretion of the Committee, upon the issuance of the shares underlying the Award as set forth in this Agreement, such shares may be non-certificated and, accordingly, issuances and transfers shall be reflected on the stock ledger books and records of the Company and no certificate of shares of Common Stock in respect of Grantee’s shares will be issued to Grantee, to the extent not prohibited by applicable law, the Company’s certificate of incorporation and by-laws, or the rules of any stock exchange. This Agreement and the Award is subject to all good faith determinations of the Committee and of the Company pursuant to the Plan.
2.Restrictions.
(a)    The Units covered by the Award and any shares of Common Stock issuable thereunder shall be subject to the restrictions set forth in Section 9(a) of the Plan, which include, but are not limited to, prohibitions on the sale, transfer, assignment, pledge or encumbrance of said Units and shares, prior to the delivery of such shares upon settlement of the Units in accordance with the terms of this Agreement. Sale, transfer and other disposition of the shares following settlement of the Units may be limited by the absence of an established trading market for such shares and/or the provisions of applicable securities laws. The restrictions imposed hereunder shall not lapse upon settlement of the Units if such lapse would constitute a violation of any applicable federal or state securities or other law or regulation and shall only lapse upon the termination of such violation. As a condition to the receipt of the shares of Common Stock covered by this Award, the Company may require Grantee to make any representation and warranty to the Company as may be required by any applicable law or regulation.
(b)    Notwithstanding anything to the contrary set forth in this Agreement or in the Plan, each provision of this Agreement and all amounts which may be payable hereunder or under the Plan shall be subject to any applicable conditions, limitations or restrictions that may be imposed by any governmental or regulatory authority, including but not limited to the FDIC or other federal or state regulator (any such provisions, “Regulatory Restrictions”). If any vesting or settlement of the Award or the making of any payment pursuant to this Agreement shall violate, or shall have violated, any Regulatory Restrictions, Grantee shall be deemed to have waived Grantee’s right to such

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payment and, to the extent necessary to comply with such Regulatory Restrictions, shall promptly repay any such amount to the Company upon request, and this Agreement shall be deemed to be amended to effectuate such waiver such that no obligation on the part of the Company to pay or provide the waived amount shall occur. Without limiting the generality of the foregoing, all rights hereunder as well as the value received by Grantee upon vesting or otherwise may be subject to recovery or “clawback” by the Company (or otherwise) under the Plan or any of the Company’s clawback policies applicable to Grantee from time to time as well as Regulatory Restrictions or applicable state or federal laws, including, but not limited to the recoupment or clawback provisions under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The applicability and ultimate impact of any of these clawback provisions will vary depending on the facts and circumstances and Grantee hereby acknowledges that such provisions may apply to the Award.
3.Rights as a Shareholder. Grantee will not have any voting rights with respect to the Units. Unless the Units are forfeited pursuant to Section 5 hereof, Grantee will be entitled to dividend equivalent amounts at the same rate per share as are paid on the Company’s Common Stock between the Award Date (as defined in the RSU Award Certificate) and each applicable settlement date of the Units in accordance with Section 4. The number of shares of Common Stock that such dividends will be paid upon will be based on the actual number of Units that settle on each such settlement date, without regard to any underlying shares that may be withheld to pay applicable taxes. The payment of all dividend equivalent amounts (without interest) shall occur at the same time as the settlement of the Units to which the dividend equivalent amounts relate.
4.Issuance and Delivery of Shares. Provided Grantee has become vested in accordance with Section 5 below, the Units will be paid on, or within thirty (30) days following, the earlier to occur of: (a) the vesting dates set forth on the RSU Award Certificate, and (b) the date on which the Units vests in accordance with Section 5 as a result of Grantee’s disability or death, as applicable.
5.Vesting; Effect of Termination of Employment. Except to the extent provided in paragraphs (a) through (e) below, the restrictions applicable to Units covered by this Award shall lapse and the shares under the Units shall become vested on the respective dates set forth in the RSU Award Certificate.
(a)    Disability. In the event Grantee becomes disabled during the period of Grantee’s employment with the Company and its Subsidiaries, the Award shall continue to vest during the first 180 days of Grantee’s approved disability leave pursuant to a Company disability policy. If Grantee remains on an approved disability leave for more than 180 days, all restrictions imposed on the Units covered by this Award shall lapse and be of no further force or effect, and the Units covered by this Award shall vest in full, on the 181st day of approved disability leave; provided, that the Grantee’s disability meets the requirements of Treasury Regulation Section 1.409A-3(i)(4)(i). Such vested Units will be paid in accordance with Section 4(b) hereof.
(b)    Death. In the event Grantee dies during the period of Grantee’s employment with the Company and its Subsidiaries, all restrictions imposed on the Units covered by this Award shall fully and immediately lapse and be of no further force or effect, and the Units covered by this Award shall vest in full, on the date of Grantee’s death. Such vested Units will be paid in accordance with Section 4(b) hereof.
(c)    Change of Control. If a Change of Control occurs after the Award Date and during the period of Grantee’s employment with the Company and its Subsidiaries, then, in accordance with the provisions set forth in Section 13 of the Plan relating to “Restricted Units,” the vesting of the Award will accelerate except to the extent Grantee receives a Replacement Award. In the event Grantee receives a Replacement Award and, on or after the date of the Change of Control and prior to the last vesting date set forth in the RSU Award Certificate, Grantee experiences a Qualifying Termination, the Replacement Award will become fully vested. Such vested Replacement Award will be paid in accordance with Section 4(a) hereof.
(d)    Retirement. In the event of a termination of Grantee’s employment with the Company and its Subsidiaries under circumstances that constitute Grantee’s Retirement (as defined in Section 11), the Units covered by the Award shall vest in full on the date of the Grantee’s Retirement. Such vested Units will be paid in accordance with Section 4(a) hereof; provided, however, that if Grantee shall cease to be Retired from the Industry, Grantee shall forfeit any portion of the Award that remains unpaid at the time he or she ceased to be Retired from the Industry and the forfeited portion of the Award shall be canceled for no consideration.
(e)    Involuntary Termination Without Cause. In the event of an involuntary termination by the Company or any of its Subsidiaries of Grantee’s employment with the Company and its Subsidiaries prior to the last vesting date set forth in the RSU Award Certificate, and prior to any Change of Control that occurs after the Award Date, (other than a Termination for Cause), the Units covered by the Award shall vest in full on the date of the Grantee’s termination of employment. Such vested Units will be paid in accordance with Section 4(a)(i) hereof.
(f)    Other Termination of Employment. In the event of termination of Grantee’s employment with the Company and its Subsidiaries prior to the last vesting date set forth in the RSU Award Certificate for any other reason not covered by paragraphs (a) through (e) above, Grantee will forfeit any Units covered by this Award that are not yet vested, and shall have no further rights to said Units or any amounts attributable thereto.
6.Adjustment Upon Changes in Capitalization. Any additional Units or other property issued with respect to the Units covered by this Award, as a result of any declaration of stock dividends, through recapitalization resulting in stock splits, combinations or exchanges of shares or otherwise, shall be subject to the restrictions and terms and conditions set forth herein.
7.Payment of Taxes.
(a)    Grantee or Grantee’s legal representative shall be required to pay to the Company the amount of any federal, state, local or other taxes which the Company determines it is required to withhold and pay over to governmental tax authorities with respect to Units covered by this Award and/or the underlying shares of Common Stock on the date (or dates) on which the Company’s tax liability arises with respect to such Units and/or shares (the “Tax Date”). Grantee may satisfy such obligation by any of the following means: (i) cash payment to the Company, (ii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be deliverable having an aggregate Fair Market Value determined as of the Tax Date that equals the amount required, (iii) authorizing the Company to withhold cash otherwise deliverable pursuant to a Replacement Award issued as contemplated by Section 12, or (iv) any combination of (i) and (ii). The value of any shares withheld may not be in excess of the amount of taxes required to be withheld by the Company determined by applying the applicable minimum statutory withholding tax rates or a greater amount to the extent permitted by applicable law and accounting principles and the policies of the Company as in effect from time to time.
(b)    The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses incurred by the Company in connection therewith.
8.Beneficiary. Grantee may name, from time to time, any beneficiary or beneficiaries to whom the shares of Common Stock issuable under the Units covered in this Award, or cash payable pursuant to a Replacement Award as contemplated by Section 12, shall be paid in case of his death before receipt of such shares, or cash, as applicable. Each designation shall be on a form prescribed for such purpose by the Committee and shall be effective only as set forth therein.
9.Compliance with Certain Laws and Regulations. If the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock issuable under the Units covered in this Award upon any securities exchange or under any law or regulation, or that the consent or approval of any governmental regulatory body is necessary or desirable in connection with the granting of shares of Units hereunder, Grantee shall supply the Committee or Company, as the case may be, with such certificates, representations and information as the Committee or Company, as the case may be, may request and shall otherwise cooperate with the Company in obtaining any such listing, registration, qualification, consent or approval.
10.Tax Provisions – Section 409A. The obligations under this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the "short-term deferral" exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. In no event may a Grantee, directly or indirectly, designate the calendar year of any payment under this Plan.
11.Certain Definitions.
(a)    “Good Reason” means:
(i)    In the case where there is an employment, change-of-control or similar agreement in effect between Grantee and the Company or any Subsidiary that defines “Good Reason” (or similar words), an event or circumstance that would constitute “Good Reason” (or similar words) as defined in such agreement.
(ii)    In the case where there is no employment, change-of-control or similar agreement in effect between Grantee and the Company or any Subsidiary, or where there is such an agreement but the agreement does not define “Good Reason” (or similar words), the occurrence of any of the following without Grantee’s consent:
(1)    a material reduction in Grantee’s total compensation opportunities, job responsibilities, duties or reporting relationship;
(2)    a reduction in Grantee’s base salary;
(3)    a material reduction in Grantee’s title, unless the change is a result of a different titling structuring or is to a title of essentially the same rank;
(4)    a change in Grantee’s work location that requires Grantee to devote more than fifty percent (50%) of Grantee’s working time over a period of three (3) months at a location that is more than fifty (50) miles from Grantee’s normal work location before such change; or
(5)    material breach of any agreement between the Company and Grantee;
provided, however, that Grantee’s voluntary resignation shall be considered to be for Good Reason only if (A) Grantee provides notice to the Company of the act or omission constituting Good Reason within ninety (90) days after the occurrence of such act or omission, (B) after receiving such notice, the Company fails to remedy such act or omission within thirty (30) days of such notice, and (C) the employee resigns within thirty (30) days after the end of such cure period.
(b)    “Qualifying Termination” means (i) an involuntary termination of Grantee’s employment by the Company (other than a Termination for Cause), or (ii) a voluntary resignation by Grantee for Good Reason, in each case, on or after the date of a Change of Control and prior to the last vesting date set forth in the RSU Award Certificate.
(c)    “Retirement” means (i) an involuntary termination of Grantee’s employment by the Company (other than a Termination for Cause), or (ii) a voluntary resignation by Grantee for any reason, in each case, on or after the date Grantee reaches any combination of age and/or years of service with the Company or any Subsidiary equal to or greater than 65; provided, however, that Grantee must have reached a minimum age of 55 and completed at least five years of service with the Company or any Subsidiary; and provided, further, that any termination of Grantee’s employment that constitutes a Qualifying Termination shall not be considered a Retirement for purposes of this Agreement.  For purposes of determining the years of service with the Company or any Subsidiary under this Section 11(c):

(i)    A year of service shall mean, for the first year of service, 12 consecutive calendar months beginning on Grantee’s date of hire with the Company or any Subsidiary, and for each additional year thereafter, 12 consecutive calendar months beginning on and including the anniversary of Grantee’s date of hire; and
(ii)    years of service, if any, with a Subsidiary acquired by the Company shall begin to be earned as of the date such Subsidiary was acquired by the Company.
(d)    “Retired from the Industry” means that Grantee has retired from the Company and all Subsidiaries under circumstances that constitute Retirement, and Grantee (i) does not thereafter perform services as an employee, officer, director or consultant for, or in any other capacity assist, any bank, thrift, bank or thrift holding company, asset management company, trust company, investment advisor, or any other financial services company (other than the Company or a Subsidiary), whether existing or in formation, that provides or plans to provide banking or other financial services, including but not limited to, those relating to loans, deposits, treasury management, custodial or trust services, or investment or wealth management services, and (ii) certifies to the Company, at such times and in such manner as the Committee may require, that since Grantee’s Retirement, Grantee has not performed any such services.
(e)    “Termination for Cause” means a termination of the employment of Grantee by the Company or any Subsidiary for any of the following reasons:
(i)In the case where there is an employment, change-of-control or similar agreement in effect between Grantee and the Company or any Subsidiary that defines “cause” (or similar words), a termination of Grantee’s employment that is or would be deemed to be for “cause” (or similar words) as defined in such agreement.
(ii)In the case where there is no employment, change-of-control or similar agreement in effect between Grantee and the Company or any Subsidiary, or where there is such an agreement but the agreement does not define “cause” (or similar words), the termination of Grantee’s employment due to:
(1)Grantee’s material breach or non-observance of any material term of Grantee’s written employment agreement with the Company or any Subsidiary, if any;
(2)The willful and continued failure by Grantee to substantially perform Grantee’s duties with the Company or any Subsidiary (other than due to physical or mental illness);
(3)The engaging by Grantee in egregious misconduct involving moral turpitude such that, in the reasonable judgment of the Board, Grantee’s credibility and reputation no longer conform to the standard of the Company’s employees; or
(4)Grantee’s failure to carry out lawful instructions.
12.Treatment in Connection with Proposed Transaction.
(a)    Pursuant to the Agreement and Plan of Merger by and between Canadian Imperial Bank of Commerce (“Parent”), the Company and CIBC Holdco Inc., a wholly owned subsidiary of Parent (“Holdco”) dated June 29, 2016 (the “Merger Agreement”), it is contemplated that, subject to the terms and conditions set forth in the Merger Agreement, the Company will merge with and into Holdco (the “Merger”) and thereby become a wholly owned subsidiary of Parent. If the Merger is completed, the Award will be converted into an Adjusted Restricted Stock Unit Award in accordance with the terms of Section 1.8(c) of the Merger Agreement and such Adjusted Restricted Stock Unit Award will constitute a Replacement Award for purposes of the Plan and this Agreement. As provided in Section 1.8(c) of the Merger Agreement, the Adjusted Restricted Stock Unit award will relate to a number of shares of Parent common stock, and settlement of the Adjusted Restricted Stock Unit Award will be in the form of a cash payment equal to the fair market value (determined under the methodology used by Parent for determining fair market value for employee equity awards generally) of the shares of Parent common stock to which the Adjusted Restricted Stock Unit Award relates.
(b)    From and after completion of the Merger, all references in this Agreement, and in the Plan as applied to the Adjusted Restricted Stock Unit Award, to (i) the “Company” shall be deemed to refer to Parent and (ii) Common Stock shall be deemed to refer to common shares of Parent.
13.Miscellaneous.
(a)    Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, delivered by overnight courier, or mailed by first class mail, to Grantee at the address set forth on the records of the Company, to the Company at its offices at 120 South LaSalle Street, Chicago, Illinois 60603, or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when received.
(b)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(c)    Complete Agreement. This Agreement, the RSU Award Certificate and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(d)    Counterparts; Electronic Signature. This Agreement, the RSU Award Certificate and those documents expressly referred to herein and therein may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement, the RSU Award Certificate and all documents to be delivered in connection with this Agreement may be executed and delivered by Grantee by electronic signature, including without limitation “click-through” acceptance, pursuant to procedures the Company may establish from time to time, and such execution and delivery shall have the same force and effect as Grantee’s manual signature.
(e)    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), and is intended to bind all successors and assigns of the respective parties, except that Grantee may not assign any of Grantee’s rights or obligations under this Agreement except to the extent and in the manner expressly permitted hereby.
(f)    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
(g)    Waiver or Modification. Any waiver or modification of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. Waiver by either party of any breach of this Agreement shall not operate as a waiver of any subsequent breach.

(h)    No Employment Contract. This Agreement shall not be construed as an employment contract and does not give Grantee any right to continued employment by the Company or any affiliate of the Company or to the receipt of any future Units or other awards under the Plan.